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                                                                      EXHIBIT 15


                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]



LETTER RE:  UNAUDITED INTERIM FINANCIAL INFORMATION

BOARD OF DIRECTORS
Superior Surgical Mfg. Co., Inc.
Seminole, Florida


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Superior Surgical Mfg. Co., Inc. for the periods ended September 30, 1996 and 1995, as indicated in our report dated October 17, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, is incorporated by reference in Registration Statement No 2-85796 on Form S-8.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/  Deloitte & Touche LLP


October 17, 1996



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